Exhibit 99.1


                     FLEETWOOD REPORTS PRELIMINARY
               REVENUES FOR FISCAL 2007 SECOND QUARTER

Riverside, Calif., November 2, 2006 - Fleetwood Enterprises, Inc. (NYSE:FLE) announced today preliminary revenues for the second quarter of fiscal 2007, ended October 29, 2006.

Company revenues for the quarter were approximately $528 million, a decrease of 16 percent from $630 million in last year's second quarter. Sales of temporary housing for FEMA's disaster relief efforts in the second quarter of the prior fiscal year were $60 million, evenly divided between the RV Group and the Housing Group. Quarterly sales for recreational vehicles declined 7 percent, while manufactured housing revenues were off 34 percent. Excluding FEMA revenues, Company sales were down 7 percent overall, with recreational vehicle sales up slightly and manufactured housing sales down 24 percent.

Recreational vehicle sales for the second quarter were approximately $365 million versus $393 million a year ago. Motor home sales declined 7 percent, travel trailer sales were down 12 percent, and folding trailer sales were up 18 percent. Motor home revenues were $230 million compared with $249 million in the same period a year ago, travel trailer revenues were $105 million compared with $119 million, and folding trailer revenues reached $30 million compared with $25 million. Excluding prior year FEMA sales, the travel trailer division's revenues were higher by 18 percent.

"As expected, motor home sales were impacted by concerns over fuel prices and interest rates, although we are encouraged by more stable trends in both," said Elden L. Smith, president and chief executive officer. "If these trends continue through the winter, we believe that prospects for the upcoming spring selling season will improve considerably. We are also encouraged by the performance of our '07 motor home product lineup, and expect that our products will fully participate in any market resurgence.

"The decline in travel trailer revenues was created by last year's $30 million in emergency living units," Smith continued. "Prior year sales also included a significant number of conventional units that were used in disaster relief efforts, although the precise amount is impossible to accurately quantify. We are pleased with the acceptance of our new '07 products, as evidenced by a modest improvement in the monthly retail market share for the past several months. In addition, our travel trailer sales were up about 25 percent over last year at the Pomona, Calif., RV show, which was held at the end of October. This is especially encouraging because industry trends seem to indicate an overall downturn for this market. We do expect this weakness to add to the challenges facing this division, particularly as discounting has become more prevalent. We are still in the early stages of the travel trailer division's turnaround, but product acceptance is a vital first step. It is also worth noting that the higher sales in our folding trailer division are considerably above recent industry trends, indicating that its number one market position has been further enhanced."

Preliminary second quarter manufactured housing sales decreased to $148 million from last year's second quarter sales of $225 million, which included $30 million from the sale of disaster-relief units.

"The financing-driven slump in the manufactured housing industry continues," Smith said. "Recently, site-built financing terms have tightened considerably, strengthening our expectation that our products, in turn, will regain more of the economic advantage that had eroded with the liberal site-built financing available in recent years. Year to date, Fleetwood's sales have been off more than the industry as a result of weakness in some geographic areas key to Fleetwood, the disposition of our Company-operated retail stores, and the current lack of sales to some previously active national community operators. We continue to add to our existing independent retailer distribution network, which was disproportionately impacted in the South and Gulf Coast regions by the sale of Fleetwood Retail Corp.

"Our strategy to work with builders and developers to provide modular homes and to rebuild neighborhoods in the Gulf Coast region is proceeding as planned," Smith continued. "In addition, we are a member of a consortium of developers and contractors that has been awarded a few modest contracts to build military housing. This is an area of significant opportunity we will continue to pursue. These channel-marketing successes will be fulfilled at least in part with modular construction, and we are expanding our modular capabilities accordingly."

Fleetwood expects to announce its full results for the second quarter on Thursday, December 7, 2006, and will hold a conference call to discuss the results at 1:30 EST the same day.

"Lower overall sales and expenses related to continued operational changes, combined with labor inefficiencies in our travel trailer division, created a challenging environment in the second quarter," Smith concluded. "Also, there has not been sufficient time for most of the cost-saving measures that were recently implemented or announced to take full effect. As a result, we expect to report an operating loss for the second quarter that significantly exceeds that of the first quarter. We continue to adjust production levels and align capacity where needed to match expected demand going into our seasonally slower third quarter. We are privileged to serve two industries with excellent potential, and we are continuing our efforts to position Fleetwood to be a profitable provider of value-oriented recreational vehicles and manufactured homes."

The Company also stated its intent to pay the distributions due on its 6% securities on November 15, 2006.

About Fleetwood
Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company's website at www.fleetwood.com.


This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risks and uncertainties include, without limitation, the lack of assurance that the Company will regain sustainable profitability in the foreseeable future; the Company's ability to comply with financial covenants on existing debt obligations and to obtain future financing needed in order to execute its business strategies; the volatility of our stock price; the impact of ongoing weakness in the manufactured housing market and more recent weakness in the recreational vehicle market; the effect of global tensions, fuel prices, interest rates, and other factors on consumer confidence, which in turn may impact demand for Fleetwood's products; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; repurchase agreements with floorplan lenders, which could result in increased costs; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; potential increases in the frequency of product liability, wrongful death, class action, and other legal actions; expenses and uncertainties associated with the manufacturing, development and introduction of new products; the potential for excessive retail inventory levels in the manufactured housing and recreational vehicle industries; the highly competitive nature of our industries; and lack of acceptance of Fleetwood's products.

                                 # # #